UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	August 27, 2004

Diversified Corporate Resources, Inc.
(Exact name of Registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-13984 (Commission File Number)	75-1565578 (I.R.S. Employer Identification No.)
10670 North Central Expressway Suite 600 Dallas, Texas 75231 (Address of principal executive offices)
(972) 458-8500 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

       On August 27, 2004, Diversified Corporate Resources, Inc. (the "Company") received a letter from the Staff of the American Stock Exchange ("Exchange") confirming the Exchange's intention to proceed with the filing of an application with the Securities and Exchange Commission ("SEC") to delist the common stock of the Company from the Exchange.

       The notice from the Exchange indicates that the Staff of the Exchange has determined that the Company does not meet the following continued listing standards under the AMEX Company Guide: Section 1003(a)(i) in that the Company's stockholders' equity is less than $2 million and it has reported net losses in two of its three most recent fiscal years; Section 1003(a)(ii) in that the Company's stockholders' equity is less than $4 million and it has sustained losses in three of its four most recent fiscal years; and Sections 1003(d) and 1101 by virtue of the fact that the Company did not file timely its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its quarterly reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004.

     The Company has appealed the Exchange determination and requested a hearing before a panel of the Exchange. As of the date hereof, no date has been set for such hearing. The Company is currently working on a plan of compliance which it will present at the hearing and which, if accepted by the panel, would allow the Company to continue its listing. However, there can be no assurance that the Company's request for continued listing will ultimately be granted.

Item 9. Financial Statements and Exhibits.
Exhibit No.	Description of Exhibit
99.1	Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diversified Corporate Resources, Inc. Registrant
Date: September 7, 2004	By:	/S/ J. Michael Moore J. Michael Moore Chief Executive Officer (Principal Executive Officer)